Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information,
contact:

Dean D. Durbin

Vertis

President and

Chief Operating Officer

(410) 361-8367

Stephen E. Tremblay

Vertis

Chief Financial Officer

(410) 361-8352

Michelle Metter

or Maria Amor

Formula

(619) 234-0345

VERTIS, INC. ANNOUNCES FIRST QUARTER EARNINGS

BALTIMORE, Md. (May 4, 2005) — Vertis, Inc. today announced results for the quarter ended March 31, 2005.

For the three months ended March 31, 2005, net sales were $385.8 million, or 1.2% below the first quarter of 2004 net sales of $390.6 million.  Excluding the pass-through costs for paper and the impact of foreign exchange, revenue would have been down 4% in the first quarter.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) amounted to $(80.1) million for the three months ended March 31, 2005.  This represents a decrease of $120.8 million, of which $97.8 million is a non-cash impairment charge at Vertis Europe resulting from the annual valuation of goodwill.  Also included in EBITDA are restructuring charges amounting to $10.0 million for the three months ended March 31, 2005 compared to $0.9 million in the comparable 2004 period.  Excluding these restructuring and impairment charges, the decline in EBITDA would have been $14.0 million, or 33.6%, in the first quarter.

Vertis reported a net loss of $129.9 million in the first quarter of 2005 versus a net loss of $11.3 million in the first quarter of 2004.  The 2005 net loss includes the $97.8 million non-cash loss discussed above.

Dean D. Durbin, President and Chief Operating Officer commented, “As we stated in the discussions of our fourth quarter results, we anticipated that some of the conditions that we experienced in late 2004 would linger into 2005. For example, the direct mail climate in Europe continues to be challenging.”

“In tandem with ongoing cost reduction and revenue enhancing efforts, we are pursuing other strategic alternatives relative to our European direct mail business,” continued Mr. Durbin.

Mr. Durbin also noted, “Our first quarter results were negatively impacted by lower volume and the continued poor conditions in Europe – the latter contributed $2.5 million of the year-over-year decline in EBITDA.  In addition, in the first quarter of 2005 we recorded a charge of approximately $2.0 million to fully reserve an amount due from a customer who filed for bankruptcy protection.  Although costs were in-line with our expectations, we did experience year-over-year increases in employee benefit, utility and freight costs”.

“We made significant organizational changes in the first quarter,” noted Mr. Durbin.  “We implemented a new sales organization structure that is more effective and implemented a new company-wide sales compensation plan, both aimed at driving top line growth.  From a cost perspective we streamlined the organization, reducing staff by approximately 220 positions.  Specific actions included the regionalization of our insert platform, reducing corporate staffing, and taking advantage of other right-sizing opportunities across the Company.  The restructuring charges taken to date are expected to yield annualized savings of approximately $18 million.  We strengthened our leadership team with the additions of Ann Raider, Chief Strategy Officer, who will also lead our sales and marketing organizations and David Laverty, Senior Vice President and General Manager, who will lead our advertising insert platform”.

“We ended the quarter with $107 million available on our revolving credit facility and our trailing twelve-month Bank EBITDA for covenant purposes was $173 million versus the $160 million minimum requirement,” stated Stephen E. Tremblay, Chief Financial Officer.  Bank EBITDA is not equivalent to the EBITDA amount included elsewhere in this earnings release, but rather is net of adjustments to exclude certain items as defined under the credit agreement.

Regarding the short-term outlook, Mr. Durbin stated “We expect the combination of actions we completed in the first quarter coupled with those we will complete in the second quarter, and positive momentum on the sales front, will combine to yield EBITDA growth in the second quarter of 2005 versus the second quarter of 2004.  We also believe we will generate year-over-year growth for the full-year 2005.”  This outlook excludes restructuring charges and the goodwill impairment loss.

Vertis will hold an earnings call on Thursday, May 5, 2005 at 11:00 a.m. EST to discuss its first quarter results.  The call-in number is 1-888-560-8501 (or 1-773-756-4797 for international callers), and the passcode confirmation is “VERTIS Q1”.  A recording of the call will be available for review for one week at 1-888-562-4474 (or 1-402-530-7662 for international callers).

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Vertis, Inc. and Subsidiaries

Balance Sheet Data

In thousands

	March 31,	December 31,
	2005	2004
	(Unaudited)

Total current assets	$248,785	$259,112
Property, plant and equipment, net	366,127	379,438
Goodwill	263,283	359,865
Other long-term assets	48,995	51,380
Total assets	927,190	1,049,795

Total current liabilities (excluding current portion of long-term debt)	311,434	331,844
Long-term debt (including current portion)	1,054,804	1,024,048
Other long-term liabilities	39,435	42,463
Total liabilities	1,405,673	1,398,355

Total stockholder’s deficit	(478,483)	(348,560)
Total liabilities and stockholder’s deficit	$927,190	$1,049,795

Vertis, Inc. and Subsidiaries

Consolidated Statements of Operations

In thousands

	Three months
	ended March 31,
	2005	2004
	(Unaudited)

Net sales	$385,826	$390,618
Operating expenses:
Costs of production	308,818	301,588
Selling, general and administrative	47,325	46,910
Restructuring charges	10,008	862
Goodwill impairment loss	97,790
Depreciation and amortization of intangibles	17,303	19,069
	481,244	368,429
Operating (loss) income	(95,418)	22,189
Other expenses (income):
Interest expense, net	32,287	32,717
Other, net	1,965	502
	34,252	33,219

Loss before income tax expense	(129,670)	(11,030)
Income tax expense	258	223
Net loss	$(129,928)	$(11,253)

Vertis, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

In thousands

	Three months ended March 31,
	2005	2004
	(Unaudited)

Net cash (used in) provided by operating activities	$(186)	$18,476

Net cash used in investing activities	(7,889)	(9,079)

Net cash provided by (used in) financing activities	9,698	(3,196)

Effect of exchange rate changes on cash	697	353
Net increase in cash and cash equivalents	2,320	6,554
Cash and cash equivalents at beginning of period	2,638	2,083
Cash and cash equivalents at end of period	$4,958	$8,637

Vertis, Inc. and Subsidiaries

Rollforward of Long-term Debt

(Unaudited)

In thousands

Long-term debt as of December 31, 2004			$1,024,048

Revolver activity net borrowing	30,965
Repayments of long-term debt	(6)
Total increase in long-term debt		30,959

Accretion of discount		991
Effect of foreign exchange rate fluctuation		(1,194)
Total change in long-term debt			30,756

Long-term debt as of March 31, 2005			$1,054,804

Segment Information:

The following is information regarding the Company’s segments:

		Three months ended,
		March 31,
(in thousands)		2005	2004
		(Unaudited)

Net sales	Vertis North America	$353,889	$353,748
	Vertis Europe	31,937	36,870
	Consolidated	$385,826	$390,618

EBITDA	Vertis North America	$25,029	$41,473
	Vertis Europe	(99,478)	1,269
	General Corporate	(5,631)	(1,986)
	Consolidated EBITDA	(80,080)	40,756
	Depreciation and amortization of intangibles	17,303	19,069
	Interest expense, net	32,287	32,717
	Income tax expense	258	223
	Consolidated Net Loss	$(129,928)	$(11,253)

Restructuring charges	Vertis North America	$8,318	$862
	Vertis Europe	491
	General Corporate	1,199
	Consolidated	$10,008	$862

Depreciation and Amortization of Intangibles	Vertis North America	$15,503	$17,190
	Vertis Europe	1,800	1,879
	Consolidated	$17,303	$19,069

EBITDA represents the sum of net (loss) income, net interest expense, income taxes, depreciation and amortization of intangible assets.  The Company believes that EBITDA is useful because that information is an appropriate measure for evaluating the Company’s operating performance.  We present EBITDA to provide additional information regarding our performance and because it is a measure by which we gauge our profitability.  EBITDA is not a measure of financial performance in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  You should not consider it as an alternative to net income as a measure of operating performance.  Our calculation of EBITDA may be different from the calculations used by other companies and therefore comparability may be limited.  The most comparable measure to EBITDA in accordance with GAAP is net (loss) income.  A reconciliation of EBITDA to net loss is included in the table above.

ABOUT VERTIS

Vertis is the premier provider of targeted advertising, media, and marketing services. Its products and services include consumer research, audience targeting, media planning and placement, creative services and workflow management, targeted advertising inserts, direct mail, interactive marketing, packaging solutions, and digital one-to-one marketing and fulfillment.  Headquartered in Baltimore, Md., with facilities throughout the U.S. and the U.K., Vertis combines technology, creative resources, and innovative production to serve the targeted marketing needs of companies worldwide.

To learn more about Vertis, visit www.vertisinc.com.

This release and conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believes, “anticipates, “expects, “estimates, “plans, “intends,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from projected results. Factors that may cause these differences include fluctuations in the cost of raw materials we use, changes in the advertising, marketing and information services markets, the financial condition of our customers, actions by our competitors, changes in the legal or regulatory environment, general economic and business conditions in the U.S. and other countries, and changes in interest and foreign currency exchange rates.

Consequently, you should consider any such forward-looking statements only as our current plans, estimates, and beliefs. Even if those plans, estimates, or beliefs change because of future events or circumstances, we decline any obligation to publicly update or revise any such forward-looking statements.

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